Exhibit 99.1

OPTION AGREEMENT
UNDER THE BOIS D’ARC ENERGY, INC.
LONG-TERM INCENTIVE PLAN

     AGREEMENT made as of ___, 20___(the “Grant Date”), by and between Bois d’Arc Energy, Inc. (“Company”), a Nevada corporation, and ___(“Employee”).

     WHEREAS, the Company maintains the Bois d’Arc Energy, Inc. Long-Term Incentive Plan (the “Plan”) providing for the grant to employees of the Company of options to purchase shares of common stock (the “Shares”) of the Company, to attract and retain key executive and managerial employees and to motivate participating employees to achieve long-range goals; and

     WHEREAS, Employee is one of such key executive and managerial employees and therefore has been selected to participate in the Plan; and

     THEREFORE, in consideration of the mutual promise(s) and covenant(s) contained herein, it is hereby agreed as follows:

ARTICLE I

GRANT AND EXERCISE OF OPTIONS

     1.1 Grant of Options. The Employee, in connection with his service as an employee, shall have the right and option to purchase from the Company, at the times and on the terms and conditions hereinafter set forth and in the Plan, ______Shares of the Company at the purchase price of ______($___) per Share (the “Options”).

     1.2 Vesting of Options. Employee shall vest in and shall have the right to exercise the Options as set forth below, provided that Employee remains in the continuous employment of the Company on each vesting date:

Date	Percentage of Shares Vested
One year following the Grant Date	20%

Two years following the Grant Date	40%

Three years following the Grant Date	60%

Four years following the Grant Date	80%

Five years following the Grant Date	100%

     The Options shall terminate on the date that is ten (10) years following the Grant Date. Options may be exercised in whole or in part but only within the time intervals specified hereinabove. Each exercise of an Option, or any part thereof, shall be evidenced by a notice in writing to the Company as provided in Paragraph 1.3. The purchase price of the Shares as to which an Option shall be exercised shall be paid in full at the time of exercise as specified in Paragraph 1.5 herein. Employee shall not have any of the rights of a stockholder of the Company with respect to the Shares covered by an Option except to the extent that one or more certificates for such Shares shall have been delivered to him, or he has been determined to be a stockholder of record by the Company’s Transfer Agent upon due exercise of the Option.

     1.3 Written Notice. The Options granted herein shall be exercised only at the principal office of the Company by the Employee in person by delivering to the Secretary of the Company a written notice specifying the number of Shares the Employee then desires to purchase, such written notice to be in substantially the following form and to be signed by the Employee:

“I hereby purchase from Bois d’Arc Energy, Inc. (the “Company”) at Houston, Texas, ______Shares in accordance with the Company’s Long-Term Incentive Plan, and in accordance with my Option Agreement. I hereby tender in payment therefor the full Option Price.”

     1.4 Option Price. The purchase price for the Shares subject to the Options (“Option Price”) shall be $______  per share, which is the fair market value of the Shares on the Grant Date.

     1.5 Payment of Option Price. Payment of the Option Price for Shares purchased under this Agreement shall be made upon the exercise of an Option and may be paid to the Company by any of the following, or a combination thereof, at the election of the Employee:

     (a) in cash (including check, bank draft, or money order); or

     (b) by actual delivery (or by attestation) of Shares already owned by Employee and having a fair market value equal to the aggregate Option Price;

     (c) by delivery of a properly executed exercise notice together with such other documentation as the Company and the broker shall require to effect an exercise of the Option and delivery to the Company of the sale or loan proceeds required to pay the Option Price and any required withholding taxes.

Optionee shall not be entitled to any rights and privileges as a stockholder in respect of any Shares covered by this Option, including any rights to receive dividends, until such Shares shall have been paid for in full.

ARTICLE II

TERMINATION OF EMPLOYMENT

     2.1 Termination Before an Option Becomes Exercisable. If Employee’s employment with the Company shall be terminated for any reason whatsoever before the date that any Option granted hereunder shall first have become exercisable by Employee, then Employee’s full interest in such Option shall terminate on the date of such termination of employment and all rights under such Option shall cease.

     2.2 Discharge or Resignation. If Employee ceases to be an employee of the Company, by reason of the fact that he is discharged for cause, as determined solely and exclusively by the Board, or by reason of his resignation or voluntary action, all rights of Employee to exercise the Options granted hereunder shall terminate, lapse, and be forfeited at the time of Employee’s termination of employment.

     2.3 Retirement. If Employee’s termination of employment is due to Retirement, all Options shall be 100% vested and Employee shall have the right to exercise all Options under this Agreement at any time within three (3) years after such Retirement; provided, however, that in case Employee shall die after Retirement without having exercised such Options, the personal representatives, heirs, legatees, or distributees of Employee, as appropriate, shall have the right for the remainder of the three-year period to exercise the Options.

     2.4 Death. If Employee ceases to be an employee of the Company by reason of death, all Options shall be 100% vested and the personal representatives, heirs, legatees, or distributees of Employee, as appropriate, shall have the right to exercise all Options within three (3) years from the date of death.

     2.5 Disability. If Employee ceases to be an employee of the Company due to Disability, all Options shall be 100% vested and Employee shall have the right to exercise all Options within three (3) months after such termination; provided, however, that in case Employee shall die within three (3) months after such date of termination without having exercised such Options, the personal representatives, heirs, legatees, or distributees of Employee, as appropriate, shall have the right up to one (1) year from such date of death to exercise the Options.

     2.6 Limitations on Exercise. Despite the provisions of Paragraphs 2.3, 2.4, and 2.5, no Option shall be exercisable under any condition after the date specified in Paragraph 1.2. In addition, the provisions of Paragraphs 2.3, 2.4, and 2.5 shall be subject to the provisions of Paragraphs 3.3, 3.4, and 3.5.

ARTICLE III

MISCELLANEOUS

     3.1 Limited Transferability of Options. The Option may be transferred by the Employee to a Permitted Transferee, as defined in the Plan, provided that there cannot be any consideration for the transfer. Options transferred to Permitted Transferees will remain subject to the terms and conditions of the Plan and the option agreement as if the Employee still held such options. References herein to option “Holder” shall mean the Employee or a Permitted Transferee.

     3.2 Restrictions on Exercise. The exercise of each Option granted under this Agreement shall be subject to the condition that if at any time the Company shall determine, in its discretion, that the satisfaction of withholding taxes or other withholding liabilities, or that the listing, registration or qualification of any Shares otherwise deliverable upon such exercise upon any securities exchange or under any state or federal law, or the consent or approval of any regulatory body, is necessary or desirable as a condition of, or in condition of, or in connection with, such exercise or the delivery or purchase of Shares thereunder, then in any such event such exercise shall not be effective unless such withholding, listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not acceptable to the Company.

     3.3 Changes in Capital Structure If there is any change in the capital structure of the Company through merger, consolidation, reorganization, recapitalization, or otherwise, or if there shall be any stock dividend, stock split or combination of shares of Common Stock, the number and kind of securities and the Option Price with respect to which an Option has been granted hereunder shall be adjusted by the Board as it deems equitable, in its absolute discretion, to prevent dilution or enlargement of the rights of Employee. The issuance of stock for consideration shall not be considered a change in the

Company’s capital structure. No adjustment provided for in this Paragraph 3.3 shall require the issuance of any fractional Shares.

     3.4 Reorganization. For the purposes of the Plan, a “Change in Control” shall mean:

     (a) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board cease for any reason to constitute a majority thereof (unless the election, or nomination for election by holders of the Company’s stock (“Company Equity”), of such member of the Board was approved by a vote of at least two-thirds (2/3) of the members of the Board then still in office who either were members of the Board at the beginning of such period or whose election or nomination for election was previously so approved);

     (b) a person, other than an “Excluded Person” as defined herein, including a “group” as defined in Paragraph 13(d)(3) of the Securities Exchange Act of 1934, becomes the beneficial owner of shares of any class of the Company Equity having 25% or more of the total number of votes that may be cast for the election of members of the Board; or

     (c) consummation of a merger or other business combination of the Company with or into another corporation pursuant to which the Company does not survive or survives only as a subsidiary of another entity, the sale or other disposition of all or substantially all of the assets of the Company to another person or entity, or any combination of the foregoing;

provided, however, that a Change in Control will not include (A) any reorganization, merger, consolidation, sale, lease, exchange or similar transaction which involves solely the Company and one or more entities wholly-owned, directly or indirectly, by the Company immediately prior to such event, or (B) the consummation of any transaction or series of integrated transactions immediately following which the record holders of the voting Company Equity immediately prior to such transaction or series of transactions continue to hold 50% or more of the voting Company Equity of (i) any entity that owns, directly or indirectly, the Company Equity, (ii) any entity with which the Company has merged, or (iii) any entity that owns an entity with which the Company has merged. For purposes hereof, (x) an “Excluded Person” shall mean an original unitholder of Bois d’Arc Energy, LLC or their affiliates, and (y) a person will be deemed to be the beneficial owner of any voting securities of the Company which it would be considered to beneficially own under Securities and Exchange Commission Rule 13d-3 (or any similar or superseding statute or rule from time to time in effect).

     Upon the effective time of a Change in Control, the Options shall be fully exercisable and vested.

     3.5 Compliance with Securities Laws. The Company may elect not to register under the Securities Act of 1933, as amended, Shares issuable upon the exercise of Options under the Plan. If so, then upon the exercise of an Option hereunder Employee shall deliver to the Company such written commitments as may be required by the Company. These commitments shall certify that Employee is acquiring the Shares solely for Employee’s own account, solely for investment and not with a view to distribution. These commitments shall also certify that no distribution of the Shares acquired by Employee will be made unless registered under the above Act or pursuant to an opinion of counsel satisfactory to the Company that the proposed distribution may be consummated without violation of such Act. Absent registration of Shares issued under the Plan, the Company may place an appropriate legend containing such restrictions on all certificates evidencing Shares distributed under the Plan.

     3.6 Nonguarantee of Employment. Nothing in this Agreement shall confer upon employee any right to continue in the employ of the Company or interfere in any way with the right of the Company to terminate his employment at any time.

     3.7 Options Subject to Plan. The Options granted hereunder are subject to the terms and provisions of the Plan as adopted by the Board effective as of May 11, 2005. In case of any conflict between this Agreement and the Plan, the terms and provisions of the Plan shall be controlling. Unless otherwise defined herein, all terms used herein that are defined in the Plan shall have the same meaning herein as in the Plan.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

BOIS D’ARC ENERGY, INC.

By:

EMPLOYEE: